UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2006

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1. On January 18, 2006, the Compensation Committee of the Registrant’s Board of Directors approved the following bonuses for fiscal 2005, for the Chief Executive Officer and the next four most highly compensated executive officers of the Registrant whose compensation earned during fiscal 2005 exceeded $100,000:

Name	Title	Bonus Amount
Craig H. Barratt	President and Chief Executive Officer	$160,160
Richard G. Bahr	Vice President Engineering	$100,318
Jack R. Lazar	Vice President and Chief Financial Officer	$95,375
Paul G. Franklin	Vice President Operations	$83,720
Thomas J. Foster	Vice President Sales	N/A	*

*	Mr. Foster is paid commissions based on sales, rather than an annual bonus, as provided in an employment agreement with the Registrant.

The bonuses of the Chief Executive Officer and each executive officer were determined under the Registrant’s 2005 bonus plan previously adopted by the Compensation Committee in March 2005. The 2005 bonus plan established the bonuses based on the Registrant’s achievement of certain financial and non-financial corporate performance objectives.

2. On January 18, 2006, the Compensation Committee of the Board of Directors approved the 2006 bonus plan for the Chief Executive Officer and other executive officers. The bonuses of the Chief Executive Officer and each executive officer will be based on the Registrant’s achievement of certain financial and non-financial corporate performance objectives. The financial corporate performance objectives are specifically tied to corporate revenue, operating income, gross margin and growth rate. The categories of the non-financial corporate performance objectives include market share, customer engagements and industry leadership, product development and operational excellence. There are three components for potential bonuses: first, a bonus of up to 20% of base salary (35% for the Chief Executive Officer) for the achievement of financial corporate performance objectives; second, a bonus of up to 15% of base salary (20% for the Chief Executive Officer) for the achievement of non-financial corporate performance objectives; and third, a bonus of up to 20% of base salary (55% for the Chief Executive Officer) for the achievement of higher levels of financial and non-financial corporate performance objectives. These bonuses are expected to be paid annually.

3. On January 18, 2006, the Compensation Committee approved an amendment to the Consulting Agreement dated as of January 1, 2003, between the Registrant and Teresa Meng, a member of the Registrant’s Board of Directors, such that, commencing as of January 1, 2006, the annual consulting fee paid to Dr. Meng under the agreement will be $25,000. In addition, Dr. Meng will no longer be eligible to participate in the Registrant’s executive bonus plan. Previously, the consulting fee was based on the number of days per week that Dr. Meng spent in providing consulting services to the Registrant. For 2005, Dr. Meng earned a consulting fee of approximately $128,898 under the agreement and a bonus of $49,216 under the Registrant’s 2005 executive bonus plan. The Registrant and Dr. Meng expect that Dr. Meng will continue to provide the same amount of consulting services to the Registrant as she has provided previously.

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On January 18, 2006, the Board of Directors appointed David Torre as the Registrant’s Vice President and Chief Accounting Officer.

Mr. Torre joined the Registrant in January 2000 as Vice President, Administration and Controller. In April 2004, he was appointed as Vice President, Finance and Administration. Prior to joining the Registrant, Mr. Torre served as Controller at CellNet Data Systems, a provider of wireless data networks, from 1996 to 2000, and from 1990 to 1996, he was employed at Space Systems/Loral, a satellite manufacturer. From 1981 to 1987, Mr. Torre was an audit manager at Ernst & Young. Mr. Torre is a CPA and holds a Bachelor of Science degree in Business Administration and a Masters of Business Administration from the University of California at Berkeley. Mr. Torre is 48.

As approved by the Compensation Committee of the Board of Directors, Mr. Torre will receive a base salary of $224,952 in 2006. Mr. Torre is also eligible to participate in the Registrant’s executive bonus plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2006

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President and Chief Financial
Officer

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